PART II-I-5-(3) (a) Record of Changes in Net Assets
(Investor Shares)
	Total Net Asset Value		Net Asset Value per Share
	USD (million)	Yen (million)	USD	Yen
35th Fiscal Year Ended on September 30, 2005	7,954	940,561	21.66	2,561
36th Fiscal Year Ended on September 30, 2006	7,580	896,335	21.95	2,596
37th Fiscal Year Ended on September 30, 2007	8,038	950,494	22.30	2,637
38th Fiscal Year Ended on September 30, 2008	7,280	860,860	19.60	2,318
39th Fiscal Year Ended on September 30, 2009	8,021	948,483	19.98	2,363
40th Fiscal Year Ended on September 30, 2010	10,061	1,189,713	21.60	2,554
41st Fiscal Year Ended on September 30, 2011	9,875	1,167,719	21.82	2,580
42nd Fiscal Year Ended on September 30, 2012	11,916	1,409,067	24.47	2,894
43rd Fiscal Year Ended on September 30, 2013	11,431	1,351,716	24.82	2,935
44th Fiscal Year Ended on September 30, 2014	11,830	1,398,898	25.65	3,033
2014 End of February	11,584	1,369,808	25.27	2,988
End of March	11,723	1,386,245	25.28	2,989
End of April	11,935	1,411,314	25.58	3,025
End of May	11,908	1,408,121	25.89	3,061
End of June	11,937	1,411,550	25.91	3,064
End of July	11,846	1,400,790	25.65	3,033
End of August	11,978	1,416,399	26.16	3,093
End of September	11,830	1,398,898	25.65	3,033
End of October	12,084	1,428,933	25.95	3,069
End of November	12,285	1,452,701	26.29	3,109
End of December	12,324	1,457,313	25.57	3,024
2015 End of January	12,559	1,485,102	25.71	3,040